Exhibit 99.01

Investview (“INVU”) Reports $3.1 Million Month in Bitcoin Mining Gross Revenue & Announces Operations Updates for August 2021

Eatontown, NJ, September 7, 2021 — Investview, Inc. (OTCQB: INVU), a diversified financial technology company that through its subsidiaries and global distribution network provides financial technology, education tools, content, research, and management of digital asset technologies with a focus on Bitcoin mining and the new generation of digital assets, announces its production and operational updates, including its unaudited Bitcoin (“BTC”) production for August 2021.

August 2021 BTC Production and Digital Asset Holdings

●	Gross Revenue of $3.1 million, up 238% Year-Over-Year August
●	Gross Profit of $2.5 million, up 561% Year-Over-Year August
●	Gross Profit Margin of 80%
●	Bitcoin Mined over 16 months period ending August 2021, 1,072.43 Bitcoin
●	As of August 31, 2021, Investview holds over 146.38 BTC
●	As of August 31, 2021, Investview holds over 73,990.62 NDAU

Operations Update: Hash Rate Growth Plan Update

In August 2021, SAFETek increased its fleet of Bitcoin miners as part of its ongoing plans to expand hashrate and Bitcoin production. This recent increase will expand SAFETek’s existing fleet of Bitcoin miners to nearly 10,000 miners. As a result, SAFETek’s hashrate capacity is estimated to grow by 22% or 70 petahash per second (PH/s) to a total hashrate of nearly 400 PH/s.

Note: The numbers included in this release are initial expected results and are un-audited and may differ from numbers reported in our SEC filings due to compliance with US GAAP and are subject to final review by the Company’s independent auditors. Final audited financial statements can be found in our annual SEC Form 10-K filings.

About Investview, Inc.

Investview, Inc. is a diversified financial technology and global distributor organization that operates through its subsidiaries to provide financial education tools, content, research, and management of digital asset technology that mines cryptocurrencies, with a focus on Bitcoin mining and the next generation of digital assets. Investview – driving decentralization of education and finance through a commitment to blockchain technology. For more information on Investview and its family of wholly owned subsidiaries, please visit: www.investview.com.

Forward-Looking Statements

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies, and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “should,” “could,” “seek,” “intend,” “plan,” “goal,” “estimate,” “anticipate” or other comparable terms. These forward-looking statements are based on Investview’s current beliefs and assumptions and information currently available to Investview and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. More information on potential factors that could affect Investview’s financial results is included from time to time in Investview’s public reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The forward-looking statements made in this release speak only as of the date of this release, and Investview, Inc. (“INVU”) assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Investor Relations

Contact: Arthur Rome

Phone Number: 732.889.4308

Email: pr@investview.com